EXHIBIT 99

Contact: Sally Jackson (617) 368-5866

BOSTON BEER REPORTS SECOND QUARTER 2008 EARNINGS GROWTH

BOSTON, MA (8/5/08) -- The Boston Beer Company, Inc. (NYSE: SAM) achieved second quarter earnings per diluted share of $0.60, an increase of 30% or $0.14 per diluted share over the second quarter 2007. The second quarter results include an estimated negative impact on net income of $2.8 million or $0.19 per diluted share related to additional costs of the voluntary product recall announced April 7th, while benefiting somewhat from increased shipments due to the replacement of recalled product. For the six months ended June 28, 2008, the Company's earnings per diluted share were $0.33, a decrease of $0.53. The decrease is primarily a result of provisions taken for the recall, which have an estimated negative impact on net income of $11.6 million or $0.81 per diluted share. Net revenue for the second quarter of 2008 was $117.4 million, an increase of $24.5 million or 26% over the same period last year, and net revenue for the first six months of 2008 was $193.5 million, an increase of $28.2 million or 17% over the same period last year.

Key highlights of the second quarter were:

• Depletions growth of 8% for the quarter and 10% year to date.

• Net Pricing increased approximately 5% year to date.

• Product Recall expenses increased to $20.6 million from the previously announced $15.0 million, due primarily to an increase in returns above what was originally estimated.


•	Excluding the effects of the product recall, there is no change in guidance for gross margin and earnings per share for the full year.

•

The acquisition of the Pennsylvania Brewery was completed and capital investment for the brewery start up is on budget and on time, and beer was successfully brewed and racked. Bottling of beer was initiated in July.

Jim Koch, Chairman and Founder of the Company, commented, "We achieved 8% depletions growth in the second quarter compared to 12% depletions growth in the first quarter. Our depletions growth slowed slightly in the first half of the summer, but we still appear to be growing our share within the craft beer category. We are encouraged by our position and remain positive about the future of craft beer, even as the craft category has raised pricing in the face of significant cost pressures. "

Martin Roper, Boston Beer Company President and CEO, stated, "We are happy with our depletions results, that we feel have been driven by drinker interest in craft beers and our investment in brand support for Samuel Adams." Mr. Roper continued, "On April 7th, we announced a voluntary product recall of certain glass bottles of Samuel Adams products. We completed most of the recall activities during the second quarter with the help of our wholesalers, retailers and customers and appreciate the outstanding support they provided during this process. In our first quarter financial results, we took various charges for this recall, based on the best available information at that time. Our estimates are now higher than previously reported, as more data has become available. The after-tax impact of these additional provisions in the second quarter was $2.8 million. We estimate that we quarantined for destruction approximately 925,000 cases of product, of which


200,000 cases were held at our warehouses and identified prior to shipment to our wholesalers. The full costs of this effort include drinker rebates, product credits, fees and incentives to wholesalers and retailers for the recall, lost product, freight and destruction charges for returned product, warehouse and inspection fees, repackaging materials, POS materials and other costs. We also believe that we have experienced lost sales at retail which probably contributed somewhat to the slower growth rate in depletions for the second quarter. For the first six months of 2008, to reflect the current known estimated impact of this recall, we reversed approximately 725,000 case equivalents of shipments, which translates to approximately $12.3 million of sales credits, and recorded approximately $8.3 million as recall costs. The after-tax impact of these provisions was $11.6 million. All these amounts reflect estimates based on available information, which could differ from the actual recall costs, and do not reflect any potential recoveries from third parties. We also believe that we replenished some of the recalled shipments in the second quarter resulting in higher shipments and revenue than would have normally been anticipated for the quarter, absent the recall, and any benefit from this is not included in the above provision estimates. The Company carries product liability insurance, but does not carry product recall insurance."

Commenting on the Company's brewery strategy, Mr. Roper continued, "We closed on the purchase of the brewery in Lehigh Valley, Pennsylvania, and paid the $45.0 million balance of the purchase price, as scheduled in June 2008. We began brewing at the brewery prior to taking ownership, and began kegging and bottling on schedule during the last six weeks. The actual production volumes for the second


half of 2008 will be dependent on requirements for production under our packaging services agreement with Diageo North America, limitations on how fast we can ramp up our brewing, and the timing of certain capital investments. Through the end of the second quarter of 2008, we had incurred $19 million at the Pennsylvania Brewery in capital improvements to upgrade other portions of the facility and startup costs necessary to restart the brew house. We currently anticipate that total capital spend this year on the Pennsylvania Brewery improvements and startup will be between $45.0 million and $55.0 million."

2nd Quarter Results

Core shipment volume for the three months ended June 28, 2008 was approximately 588,000 barrels, a 19% increase over the same period in 2007. This includes the impact of replenishment shipments for the product recalled. Total Company depletions in the second quarter grew 8%, driven by double digit growth in Samuel Adams® Seasonals and single digit growth in Twisted Tea® and Samuel Adams® Brewmaster's Collection. The Company believes that wholesaler inventory levels at June 28, 2008 were slightly higher than last year's levels, as reflected in shipments exceeding depletions and that such inventory would normally be expected to unwind during the course of the year.

The Company's net income of $8.5 million, or $0.60 per diluted share, for the three months ended June 28, 2008, represented an increase of $1.7 million or $0.14 per diluted share from the same period last year, primarily as a result of an increase in net revenue and a write-off of brewery project costs for a new brewery in Freetown,


Massachusetts in 2007 of $3.4 million, partially offset by the product recall costs, increases in costs of goods sold, selling and advertising expenses and general and administrative expenses. Net revenue increased by $24.5 million, or 26.4%, during the three months ended June 28, 2008, as compared to the same period in 2007. The net revenue increase resulted from increases in volume and net revenue per barrel for core products primarily due to price increases. Advertising, promotional and selling expenses increased by $3.1 million during the quarter, as compared to the prior year, primarily due to increases in freight expenses to wholesalers, salary and benefit costs and increased local promotions. General and administrative costs increased by $3.0 million during the quarter as compared to the prior year, driven by the addition of startup and recurring planned administrative costs related to the Pennsylvania Brewery, salary and benefit costs and legal costs. The tax rate in the second quarter of 2008 increased to 44.8% from 42.4% as a result of lower than expected pretax income due to the recall, but with no corresponding reduction in non-deductible expenses.

Year to Date Results

Core shipment volume for the six month period ended June 28, 2008, including any recall related replenishments shipments, was 1.0 million barrels, an 11.5% increase from the same period in the prior year.

In the first half of 2008, total Company depletions grew 10%, driven by double digit growth in Samuel Adams® Seasonals and Brewmaster's Collection and single digit growth in Twisted Tea® and Samuel Adams Boston Lager®.


The Company's net income of $4.8 million or $0.33 per diluted share for the six months ended June 28, 2008, represented a decrease of $7.8 million or $0.53 per diluted share compared to the same period last year, primarily as a result of the product recall and increases in costs of goods sold, selling and advertising expenses and general and administrative expenses, partially offset by an increase in net revenue, a decrease in taxes and a write-off of brewery costs in 2007 of $3.4 million. Advertising, promotional and selling expenses increased by $8.1 million during the first half of the year as compared to the prior year, primarily due to increases in freight expenses to wholesalers, local marketing and promotions, salary and benefit costs and advertising costs. General and administrative costs increased by $5.2 million during the first half of the year as compared to the prior year, driven by salary and benefit costs, startup and recurring planned administrative costs related to the Pennsylvania Brewery and legal costs. The effective tax rate for the first half of the year increased to 46.5% from the 2007 rate of 41.4% as a result of lower than expected pretax income due to the recall, but with no corresponding reduction in non-deductible expenses.

Other matters

Based on shipments and orders in-hand, gross core shipments through August of 2008 appear to be up approximately 12% as compared to the same period in 2007. Net of product returns, core shipments and orders in-hand appear to be up approximately 8%. Actual shipments may differ, however, and no inferences should be drawn with respect to shipments in future periods.


Year-to-date depletions through July 26, 2008 are estimated to be up approximately 10% over 2007, but this number may not be indicative of actual business trends due to some inconsistent reporting of the recall in the numbers that are available to us.

During the second quarter, the Company met with representatives of the U.S. Alcohol and Tobacco Tax and Trade Bureau and presented its analysis of the events identified by the TTB during its audit last fall. Settlement discussions are underway; however, it is too early to tell what the final outcome will be. Nevertheless, based on available information, the Company's reserve of $3.9 million appears adequate to cover the cost of likely outcomes to the Company.

As previously reported, the Company currently estimates total capital expenditures in 2008 to be between $110.0 and $125.0 million, of which $45.0 million was the balance of the Pennsylvania Brewery purchase price paid in June 2008, and $45.0 to $55.0 million relates to capital expenditures necessary to restart and upgrade the Pennsylvania Brewery. The Company expects that its cash and investment balances as of June 28, 2008 of $19.4 million along with future operating cash flow and the Company's unused line of credit of $50 million will be sufficient to fund future cash requirements.

Excluding the impact of the recall, the Company still expects 2008 earnings per diluted share to be between $1.70 and $2.00. Including the impact of the recall and related tax effect, but without taking into account any potential recoveries, the


Company expects 2008 earnings per diluted share to be between $0.85 and $1.15. The earnings per share range estimate does not include any significant change in currently planned levels of brand support, any additional expenses above the current estimates for the startup and upgrade of the Pennsylvania Brewery, the product recall or the $3.9 million excise tax provision discussed above. The Company's ability to achieve this level of earnings growth in 2008 is dependent on its ability to achieve challenging targets for volume, pricing and costs.

During the three months ended June 28, 2008, the Company did not repurchase any shares of its Class A Common Stock. Through August 1, 2008, the Company has repurchased a cumulative total of approximately 8.5 million shares of its Class A Common Stock for an aggregate purchase price of $114.0 million, and had $6.0 million remaining on the $120.0 million share buyback expenditure limit set by the Board of Directors. As of August 1, 2008, the Company had 9.9 million shares of Class A Common Stock and 4.1 million shares of Class B Common Stock outstanding.

The Boston Beer Company began in 1984 with a generations-old family recipe that Founder and Brewer Jim Koch uncovered in his father's attic. After bringing the recipe to life in his kitchen, Jim brought it to bars in Boston with the belief that drinkers would appreciate a complex, full-flavored beer, brewed fresh in America. That beer was Samuel Adams Boston Lager®, and it helped catalyze what became known as the American craft beer revolution.


Today, the Company brews more than 21 styles of beer. The Company uses the traditional four vessel brewing process and often takes extra steps like dry-hopping and a secondary fermentation known as krausening. It passionately pursues the development of new styles and the perfection of its classic beers by constantly searching for the world's finest ingredients. While resurrecting traditional brewing methods, the Company has earned a reputation as a pioneer in another revolution, the "extreme beer" movement, where it seeks to challenge drinkers' perceptions of what beer can be. The Boston Beer Company strives to elevate the image of American craft beer by entering festivals and competitions the world over, and in the past five years it has won more awards in international beer competitions than any other brewery in the world. The Company remains independent, and brewing quality beer remains its single focus. While the Company is the country's largest-selling craft beer, it accounts for only about one half of one percent of the U.S. beer market. For more information, please visit www.samueladams.com.

Statements made in this press release that state the Company's or management's intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company's actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company's SEC filings, including, but not limited to, the Company's report on Form 10-K for the years ended December 29, 2007 and December 30, 2006. Copies of these documents may be found on the Company's website, www.bostonbeer.com or obtained by contacting the Company or the SEC.

Tuesday, August 5, 2008


THE BOSTON BEER COMPANY, INC. Financial Results (In thousands, except per share data)

Operating Results:	(unaudited) Three Months Ended		(unaudited) Six Months Ended

	June 28, 2008	June 30, 2007	June 28, 2008	June 30, 2007

Barrels sold	648	507	1,052	903

Revenue, net of product recall returns of $3,248 and $12,328 for the three and six months ended June 28, 2008, respectively	$128,701	$102,301	$212,979	$182,035
Less excise taxes	11,329	9,433	19,484	16,719

Net revenue	117,372	92,868	193,495	165,316
Cost of goods sold	55,210	40,130	93,752	72,256
Costs associated with product recall	2,361	-	8,292	-

Gross profit	59,801	52,738	91,451	93,060
Operating expenses:
Advertising, promotional and selling expenses	35,744	32,620	67,245	59,126
General and administrative expenses	9,138	6,130	16,649	11,428
Write-off of brewery costs	-	3,443	-	3,443

Total operating expenses	44,882	42,193	83,894	73,997

Operating income	14,919	10,545	7,557	19,063
Other income, net:
Interest income	422	1,074	1,182	2,039
Other income, net	104	172	214	339

Total other income, net	526	1,246	1,396	2,378

Income before income taxes	15,445	11,791	8,953	21,441
Income tax provision	6,920	5,000	4,167	8,882

Net income	$8,525	$6,791	$4,786	$12,559

Net income per common share - basic	$0.61	$0.48	$0.35	$0.89

Net income per common share - diluted	$0.60	$0.46	$0.33	$0.86

Weighted-average number of common shares - basic	13,884	14,204	13,867	14,161

Weighted-average number of common shares - diluted	14,308	14,680	14,319	14,638


Consolidated Balance Sheets: (in thousands, except share data)

	(unaudited) June 28, 2008	December 29, 2007

Assets
Current Assets:
Cash and cash equivalents	$19,386	$79,289
Short-term investments	-	16,200
Accounts receivable, net of allowance for doubtful accounts of $280 and $249 as of June 28, 2008 and December 29, 2007, respectively	28,351	17,972
Inventories	25,526	18,090
Prepaid expenses and other assets	3,442	2,152
Deferred income taxes	2,090	2,090

Total current assets	78,795	135,793

Property, plant and equipment, net	124,741	46,198
Other assets	990	12,487
Goodwill	1,377	1,377

Total assets	$205,903	$195,855

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable	$30,246	$17,708
Accrued expenses	40,090	40,349

Total current liabilities	70,336	58,057
Deferred income taxes	1,215	1,215
Other liabilities	2,762	2,995

Total liabilities	74,313	62,267

Commitments and Contingencies

Stockholders' Equity:
Class A Common Stock, $.01 par value; 22,700,000 shares authorized; 9,927,718 and 10,095,573 issued and outstanding as of June 28, 2008 and December 29, 2007, respectively	99	101
Class B Common Stock, $.01 par value; 4,200,000 shares authorized; 4,107,355 issued and outstanding	41	41
Additional paid-in capital	97,292	88,754
Accumulated other comprehensive loss, net of tax	(204)	(204)
Retained earnings	34,362	44,896

Total stockholders' equity	131,590	133,588

Total liabilities and stockholders' equity	$205,903	$195,855


Consolidated Statements of Cash Flows: (in thousands)

	(unaudited) Six Months Ended

	June 28, 2008	June 30, 2007

Cash flows provided by operating activities:
Net income	$4,786	$12,559
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,563	2,939
Write-off of brewery costs	-	3,443
Loss on disposal of property, plant and equipment	-	2
Bad debt expense	38	20
Stock-based compensation expense	2,354	1,445
Excess tax benefit from stock-based compensation arrangements	(2,558)	(1,323)
Purchases of trading securities	-	(16,290)
Proceeds from sale of trading securities	16,200	14,768
Changes in operating assets and liabilities:
Accounts receivable	(10,417)	(6,499)
Inventories	(7,436)	(1,525)
Prepaid expenses and other assets	(1,159)	(627)
Accounts payable	12,538	3,797
Accrued expenses	2,299	881
Other liabilities	(233)	(206)

Net cash provided by operating activities	20,975	13,384

Cash flows used in investing activities:
Purchases of property, plant and equipment	(26,561)	(8,545)
Proceeds from disposal of property, plant and equipment	-	2
Purchase of assets from Diageo North America, Inc.	(44,967)	-

Net cash used in investing activities	(71,528)	(8,543)

Cash flows (used in) provided by financing activities:
Repurchase of Class A common stock	(15,324)	-
Proceeds from exercise of stock options	3,203	2,574
Excess tax benefit from stock-based compensation arrangements	2,558	1,323
Net proceeds from sale of investment shares	213	155

Net cash (used in) provided by financing activities	(9,350)	4,052

Change in cash and cash equivalents	(59,903)	8,893

Cash and cash equivalents at beginning of period	79,289	63,147

Cash and cash equivalents at end of period	$19,386	$72,040

Supplemental disclosure of cash flow information:
Income taxes paid	$7,415	$7,203

Copies of The Boston Beer Company's press releases, including quarterly financial results, are available on the Internet at www.bostonbeer.com
